Exhibit 10.7

UNITED PARCEL SERVICE, INC.

INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

GRANT

This Restricted Stock Award Agreement (the “Agreement”) evidences the grant by United Parcel Service, Inc., a Delaware corporation (“UPS”), in accordance with the United Parcel Service, Inc. Incentive Compensation Plan (the “Plan”) and the terms and conditions below, of                          (        ) shares of restricted class A common stock of UPS (together with any additional shares purchased pursuant to Section 2 of the Terms and Conditions hereof, the “Restricted Stock”) to                         , a non-management director of UPS (“Director”). This Restricted Stock grant (the “Award”) is granted effective as of                     , 2005, which is referred to as the “Grant Date.”

UNITED PARCEL SERVICE, INC.

By:
Title:

TERMS AND CONDITIONS

Section 1. Plan and Award Agreement. This Award is subject to all of the terms and conditions in this Agreement and in the Plan. If a determination is made that any term or condition in this Agreement is inconsistent with the Plan, the Plan will control. All of the capitalized terms not otherwise defined in this Agreement will have the same meaning in this Agreement as in the Plan. A copy of the Plan is available to Director upon request.

Section 2. Shareowner Rights. Director will have the right to vote the shares of Restricted Stock. If Director forfeits the Restricted Stock under Section 3, Director will at the same time forfeit the right to vote such shares.

Any cash dividends paid with respect to the Restricted Stock shall be applied to purchase additional shares of class A common stock of UPS. The additional shares purchased under this Section 2, together with any stock dividends or other distributions of property made with respect to the shares of Restricted Stock that remain subject to forfeiture under Section 3, will be held by UPS, and Director’s rights to receive such shares or other property will vest under Section 3 at the same time as the shares with respect to which the dividends or other property are attributable.

Except for the right to vote the shares described in this Section 2, Director will have no other rights as a shareowner with respect to any shares of Restricted Stock until those shares become vested under Section 3.

Section 3. Forfeiture and Vesting. Director will vest in the Restricted Stock on the earlier of (a) the fifth (5th) anniversary of the Grant Date or (b) the date of the board of directors meeting that immediately precedes the attainment of the maximum age after which Director would no longer be eligible to stand for reelection as a director of UPS pursuant to its Corporate Governance Guidelines (the “Vesting Date”); provided, however, that Director continuously remains a director of UPS from the Grant Date through the Vesting Date.

In addition, Director will vest in all of the shares of Restricted Stock if Director’s continuous service as a director of UPS terminates by reason of Director’s death or disability prior to the Vesting Date. If Director’s service as a director of UPS terminates before the Vesting Date, other than by reason of death or disability, Director will forfeit all shares.

If the Restricted Stock is forfeited, all of such shares (together with all distributions made with respect to the Restricted Stock) automatically will revert back to UPS.

Section 4. Custody of Shares. The shares of Restricted Stock will be designated for the account of Director on the books and records of a transfer agent or financial institution designated by UPS until the shares become vested under Section 3. No stock certificates will be issued with respect to shares of Restricted Stock before the shares become vested.

Section 5. Rights in Agreement Not Transferable. No rights granted under this Agreement are transferable by Director other than by will or the laws of descent and distribution. The person or persons, if any, to whom the Restricted Stock is transferred by will or by the laws of descent and distribution will be treated the same as Director under this Agreement.

Section 6. Binding Effect. This Agreement is binding upon UPS, its Subsidiaries and Director and their respective heirs, executors, administrators and successors.